Exhibit 15.3

Our refVSL/753303-000006/26254432v2

KANZHUN LIMITED
18/F, GrandyVic Building
Taiyanggong Middle Road
Chaoyang District, Beijing, 100020
People’s Republic of China

27 April 2023

Dear Sirs

KANZHUN LIMITED

We have acted as legal advisers as to the laws of the Cayman Islands to KANZHUN LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-261609 and 333-270709) filed on 13 December 2021 and 21 March 2023, respectively and the Registration Statement on Form F-3 (File No. 333-268834) filed on 16 December 2022 of the summary of our opinion under the heading "Item 10. Additional Information—E. Taxation—Cayman Islands Taxation" in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP